Registration No. 333-175683

As filed with the Securities and Exchange Commission June 12 , 2012

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Amendment No. 3

to

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GAS NATURAL INC.

(Exact name of registrant as specified in its charter)

Ohio	27-3003768
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1 First Avenue South

Great Falls, Montana 59401

(800) -570-5688

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Kevin J. Degenstein

President and Chief Operating Officer

Gas Natural Inc.

1 First Avenue South

Great Falls, Montana 59401

(800) -570-5688

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

With copies to:

Christopher J. Hubbert, Esq. Kohrman Jackson & Krantz P.L.L. 1375 East Ninth Street, 20th Floor Cleveland, Ohio 44114 (216) 696-8700	Michael Wager, Esq. Bridget C. Hoffman, Esq. Taft Stettinius & Hollister LLP 200 Public Square, Suite 3500 Cleveland, Ohio 44114 (216) 241-2838

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock of the Selling Shareholder	800,000 (2)	$11.67	$9,336,000	$1,083.91 (3)
(1)	The registration fee is calculated pursuant to Rule 457(c) of the Securities Act of 1933 based on the average of the high and low prices reported by the NYSE Amex on July 19, 2011.
(2)	Includes 100,000 shares that may be issued upon exercise of a 30-day option granted to the underwriter to cover over-allotments, if any.
(3) Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 12, 2012

PROSPECTUS

700,000 Shares

Common Stock

We are a natural gas utility with operations in Kentucky, Maine, Montana, North Carolina, Ohio, Pennsylvania and Wyoming. We also market and distribute natural gas and conduct interstate pipeline operations in Montana and Wyoming. We recently acquired operations that deliver liquid propane, heating oil and kerosene in North Carolina and Virginia.

The Selling Shareholder is selling 700,000 shares of common stock. We will not receive any of the proceeds from the sale of shares by the Selling Shareholder.

Our common stock is listed on the NYSE Amex Equities stock exchange under the symbol “EGAS.” The last reported sales price of our common stock on June 11, 2012 was $10.22 per share.

The Selling Shareholder has granted the underwriter a 30-day option to purchase up to 100,000 additional shares of common stock to cover over-allotments, if any.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 3.

		$000,000,000		$000,000,000
	Per Share		Total
Public offering price	$		$
Underwriting discounts and commissions*	$		$
Proceeds, before expenses, to the Selling Shareholder	$		$

*Does not include additional compensation to the underwriter. See “Underwriting” on page 15 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Janney Montgomery Scott LLC expects to deliver the shares on or about                 , 2012.

Janney Montgomery Scott

The date of this prospectus is                 , 2012.

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus is current as of the date such information is presented. Our business, financial condition, results of operations and prospects may have changed since those dates.

GLOSSARY

Unless otherwise stated or the context requires otherwise, references to “we,” “us,” the “Company” and “Gas Natural” refer to Gas Natural Inc. and its consolidated subsidiaries. In addition, this glossary contains terms and acronyms that are relevant to natural gas distribution, natural gas marketing and natural gas pipeline operations and that are used in this prospectus.

EWR. Energy West Resources, Inc.

Exchange Act. The Securities Exchange Act of 1934, as amended.

FERC. The Federal Energy Regulatory Commission.

JDOGM. John D. Oil and Gas Marketing Company, LLC.

KPSC. The Kentucky Public Service Commission.

MPSC. The Montana Public Service Commission.

MPUC. The Maine Public Utilities Commission.

NCUC. The North Carolina Utilities Commission.

NEO. Northeast Ohio Natural Gas Corp.

Orwell. Orwell Natural Gas Company.

PaPUC. The Pennsylvania Public Utility Commission.

PUCO. The Public Utilities Commission of Ohio.

SEC. The United States Securities and Exchange Commission.

Selling Shareholder. Richard M. Osborne, as trustee of the Chowder Trust dated February 24, 2012.

Sun Life. Sun Life Assurance Company of Canada.

WPSC. The Wyoming Public Service Commission.

FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend,” or similar expressions. These statements include, among others, statements regarding our current expectations, estimates and projections about future events and financial trends affecting the financial condition and operations of our business. Forward-looking statements are only predictions and not guarantees of performance and speak only as of the date they are made. We undertake no obligation to update any forward-looking statement in light of new information or future events.

Although we believe that the expectations, estimates and projections reflected in the forward-looking statements are based on reasonable assumptions when they are made, we can give no assurance that these expectations, estimates and projections can be achieved. We believe the forward-looking statements in this prospectus are reasonable; however, you should not place undue reliance on any forward-looking statement, as they are based on current expectations. Future events and actual results may differ materially from those discussed in the forward-looking statements. Factors that could cause actual results to differ materially from our expectations include, but are not limited to:

•	fluctuating energy commodity prices,

•	the possibility that regulators may not permit us to pass through all of our costs to our customers,

•	the impact of the FERC and state public service commission statutes, regulations, and actions, including allowed rates of return, and the resolution of other regulatory matters,

•	the impact of weather conditions and alternative energy sources on our sales volumes,

•

future utilization of pipeline capacity, which can depend on energy prices, competition from alternative fuels, the general level of natural gas and propane demand, decisions by customers not to renew expiring supply contracts and weather conditions,

•	the ability to obtain adequate supplies of propane for retail sale in the event of an interruption in supply or transportation and the availability of capacity to transport propane to customers,

•	changes in federal or state laws and regulations to which we are subject, including tax, environmental, and employment laws and regulations,

•	the ability to meet financial covenants imposed by lenders,

•	the effect of changes in accounting policies, if any,

•	the ability to manage our growth,

•	the ability to control costs,

•	the ability of each business unit to successfully implement key systems, such as service delivery systems,

•	our ability to develop expanded markets and product offerings and our ability to maintain existing markets,

•	our ability to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, and

•	our ability to obtain governmental and regulatory approval of various expansion or other projects, including acquisitions.

SUMMARY

This summary highlights selected information appearing elsewhere or incorporated by reference in this prospectus and does not contain all of the information that is important to you. This prospectus incorporates by reference information regarding our business and financial results as well as information about the shares being sold in this offering. You should read this prospectus carefully, particularly the “Risk Factors” section, and any information incorporated by reference into this prospectus, in their entirety before making an investment decision.

Our Company

Gas Natural is a natural gas company, primarily operating local distribution companies in seven states and serving approximately 70,000 customers. Our natural gas utility subsidiaries are Energy West, Incorporated (Montana and Wyoming), Cut Bank Gas Company (Montana), Northeast Ohio Natural Gas Corporation (Ohio), Brainard Gas Corp. (Ohio), Orwell Natural Gas Company (Ohio and Pennsylvania), Bangor Gas Company, LLC (Maine), Frontier Natural Gas, LLC (North Carolina) and Public Gas Company, Inc. (Kentucky). Our operations also include marketing and production of natural gas, gas pipeline transmission and gathering, and propane distribution operations. Approximately 91% of our revenues in 2011 were derived from our utility operations. The Company was originally incorporated in Montana in 1909. Our mailing address is 1 First Avenue South, Great Falls, Montana 59401 and our phone number is 800-570-5688.

We operate under four primary business segments:

Natural Gas Operations. We annually distribute approximately 32 billion cubic feet of natural gas to approximately 70,000 customers through regulated utilities operating in Kentucky, Maine, Montana, North Carolina, Ohio, Pennsylvania and Wyoming.

Marketing and Production Operations. We annually market approximately 1.2 billion cubic feet of natural gas to commercial and industrial customers in Montana and Wyoming and manage midstream supply and production assets for transportation customers and utilities through our subsidiary, Energy West Resources, Inc. EWR owns an average 51% gross working interest (average 43% net revenue interest) in 160 natural gas producing wells and gas gathering assets located in Glacier and Toole Counties in Montana.

Pipeline Operations. We own the Shoshone interstate and the Glacier gathering natural gas pipelines located in Montana and Wyoming through our subsidiary Energy West Development, Inc. In 2011 we acquired intrastate pipeline assets in Ohio and Kentucky and created Spelman Pipeline Holdings, LLC, a regulated intrastate pipeline in Ohio.

Propane Operations. We deliver liquid propane, heating oil and kerosene to approximately 4,300 residential, commercial and agricultural customers in North Carolina and Virginia through our subsidiary, Independence Oil, LLC. The operations were acquired in August 2011.

The Offering

Common stock offered by the Selling Shareholder	700,000 shares

Dividend rate	$0.54 per share on an annualized basis, payable monthly

NYSE Amex Equities symbol	EGAS

Use of proceeds	We will not receive any proceeds from the sale of shares of our common stock covered by this prospectus.

Expenses	We have agreed to pay for the expenses of this offering, other than the underwriting discount.

Risk Factors

Investing in our common stock involves risks. You should carefully consider the information set forth in the section of this prospectus entitled “Risk Factors” beginning on the next page, as well as other information included or incorporated by reference in this prospectus before deciding whether to invest in our common stock.

RECENT DEVELOPMENTS

In April, 2012, we entered into a non-binding term sheet to acquire John D. Oil and Gas Marketing Company, LLC. JDOGM is a natural gas marketing company. Richard M. Osborne, our CEO and chairman, is the majority owner and manager of JDOGM. The consideration for the purchase of JDOGM would be paid in shares of our common stock with an initial issuance of common stock valued at $2,875,000 and additional issuances of common stock based on the achievement of certain financial milestones by JDOGM. The transaction is subject to completion of a definitive agreement and other customary terms and conditions, including approval by our shareholders and receipt of a fairness opinion from an independent investment banking firm that the transaction consideration is fair to shareholders from a financial point of view. There is no assurance that the transaction will be consummated.

In April 2012, we also entered into an agreement with United States Power Fund, L.P. (“USPF”) related to an auction of certain pipeline assets in Maine. The auction took place on June 4, 2012 and we were the successful bidder for $4.5 million. We expect to complete the transaction in early July. Half of the purchase price will be paid in cash, with the remainder in restricted common stock (210,951 shares), pending regulatory approvals. If the required approvals to issue the shares are not obtained within one year, the remaining purchase price will be paid in cash instead. If stock is issued, USPF has agreed not to sell half of the shares for one year after closing and the other half for two years after closing.

RISK FACTORS

An investment in our common stock involves a substantial degree of risk. Before making an investment decision, you should give careful consideration to the following risk factors in addition to the other information contained in this report. The following risk factors, however, may not reflect all of the risks associated with our business or an investment in our common stock.

Risks Related to Our Business

We are subject to comprehensive regulation by federal, state and local regulatory agencies that impact the rates we are able to charge, our costs and profitability.

The KPSC, MPUC, MPSC, NCUC, PaPUC, PUCO, WPSC and FERC regulate many aspects of our distribution and transmission operations. State regulatory agencies set the rates that we may charge customers, which effectively limits the rate of return we are permitted to realize. Our ability to obtain rate increases and rate supplements to maintain the current rate of return and/or recover costs depends upon regulatory discretion. There can be no assurance that we will be able to obtain rate increases or rate supplements or continue to receive the current authorized rates of return, which could negatively impact our financial condition and results of operations.

The state utility regulatory agencies also regulate our public utilities’ gas purchases, construction and maintenance of facilities, the terms of service to our customers, safety and various other aspects of our distribution operations. FERC regulates interstate transportation and storage of natural gas. FERC exercises jurisdiction over the Shoshone transmission pipeline with respect to terms of service, maintenance of facilities, safety and various other aspects of our transmission operations. Also, to the extent that our utilities have contracts for transportation and storage services under FERC-approved tariffs with interstate pipelines, our utilities are subject to FERC rules and regulations pertaining to those services. If we fail to comply with applicable state and federal regulations, we may be subject to fines or penalties.

Our gas purchase practices are subject to annual reviews by state regulatory agencies which could impact our earnings and cash flow.

The regulatory agencies that oversee our utility operations may review retrospectively our purchases of natural gas on an annual basis. The purpose of these annual reviews is to reconcile the differences, if any, between the amount we paid for natural gas and the amount our customers paid for natural gas. If any costs are disallowed in this review process, these disallowed costs would be expensed in the cost of gas but would not be recovered by us in the rates charged to our customers. The various state regulatory agencies’ reviews of our gas purchase practices create the potential for the disallowance of our recovery through gas cost recovery pricing mechanisms. Significant disallowances could affect our earnings and cash flow.

The PUCO conducts gas recovery financial audits of gas utilities annually, and full reviews of gas purchasing practices and procedures every two years. Full reviews are currently underway for both NEO and Orwell. In the most recently completed audit, the PUCO adopted and approved a joint stipulation that approved the recovery of an under collection by NEO of approximately $1.1 million and an over collection by Orwell of approximately $964,000. We cannot predict whether the PUCO will allow us to recover all of the costs we seek to recover in the pending or future gas cost audit proceedings.

Operational issues beyond our control could have an adverse effect on our business.

We operate in geographically dispersed areas. Our ability to provide natural gas depends both on our own operations and facilities and those of third parties, including local gas producers and natural gas pipeline operators from whom we receive our natural gas supply. The loss of use or destruction of our facilities or the facilities of third parties due to extreme weather conditions, breakdowns, war, acts of terrorism or other occurrences could greatly reduce potential earnings and cash flows and increase our costs of repairs and replacement of assets. Our losses may not be fully recoverable through insurance or customer rates.

Storing and transporting natural gas and propane involves inherent risks that could cause us to incur significant financial losses.

There are inherent hazards and operational risks in gas and propane distribution activities, such as leaks, accidental explosions and mechanical problems that could cause the loss of human life, significant damage to property, environmental pollution, impairment of operations and substantial losses to us. The location of pipelines and storage facilities near populated areas, including residential areas, commercial business centers and industrial sites, could increase the level of damages resulting from these risks. These activities may subject us to litigation and administrative proceedings that could result in substantial monetary judgments, fines or penalties against us. To the extent that the occurrence of any of these events is not fully covered by insurance, they could adversely affect our earnings and cash flow.

Our earnings and cash flow are sensitive to decreases in customer consumption resulting from warmer than normal temperatures and customer conservation.

Our natural gas and propane sales revenue is generated primarily through the sale and delivery of natural gas and propane to residential and commercial customers who use natural gas and propane mainly for space heating. Consequently, temperatures have a significant impact on sales and revenue. Given the impact of weather on our utility operations, our business is a seasonal business. In addition, the average annual natural gas consumption of customers has been decreasing because, among other things, new homes and appliances are typically more energy efficient than older homes and appliances, and customers appear to be continuing a pattern of conserving energy by utilizing more energy efficient heating systems, insulation, alternative energy sources, and other energy savings devices and techniques. A mild winter, as well as continued or increased conservation in any of our service areas can have a significant adverse impact on demand for natural gas and propane and, consequently, our earnings and cash flow.

The increased cost of purchasing natural gas during periods in which natural gas prices are rising significantly could adversely impact our earnings and cash flow.

The rates we are permitted to charge allow us to recover our cost of purchasing natural gas. In general, the various regulatory agencies allow us to recover the costs of natural gas purchased for customers on a dollar-for-dollar basis (in the absence of disallowances), without a profit component. We periodically adjust customer rates for increases and decreases in the cost of gas purchased by us for sale to our customers. Under the regulatory body-approved gas cost recovery pricing mechanisms, the gas commodity charge portion of gas rates we charge to our customers may be adjusted upward on a periodic basis. If the cost of purchasing natural gas increases and we are unable to recover these costs from our customers immediately, or at all, we may incur increased costs associated with higher working capital requirements. In addition, any increases in the cost of purchasing natural gas may result in higher customer bad debt expense for uncollectible accounts and reduced sales volume and related margins due to lower customer consumption.

Volatility in the price of natural gas could result in customers switching to alternative energy sources which could reduce our revenue, earnings and cash flow.

The market price of alternative energy sources such as coal, electricity, propane, oil and steam is a competitive factor affecting the demand for our gas distribution services. Our customers may have or may acquire the capacity to use one or more of the alternative energy sources if the price of natural gas or our distribution services increase significantly. Natural gas has typically been less expensive than these alternative energy sources. However, if natural gas prices increase significantly, some of these alternative energy sources may become more economical or more attractive than natural gas, which could reduce our earnings and cash flow.

The gas industry is intensely competitive and competition has increased in recent years as a result of changes in the price negotiation process within the supply and distribution chain of the gas industry, both of which could negatively impact earnings.

We compete with companies from various regions of the United States and may compete with foreign companies for domestic sales. Many of these companies are larger and have greater financial, technological, human and other resources than we do. Additionally, legislative and regulatory initiatives, at both the federal and state levels, are designed to promote competition and increase the supply of natural gas. These challenges have been compounded by changes in the gas industry that have allowed certain customers to negotiate gas purchases directly with producers or brokers. We could lose market share or our profit margins may decline in the future if we are unable to remain competitive.

Our earnings and cash flow may be adversely affected by downturns in the economy.

Our operations are affected by the conditions and overall strength of the national, regional and local economies, which impact the amount of residential and industrial growth and actual gas consumption in our service territories. Our commercial customers use natural gas in the production of their products. During economic downturns, these customers may see a decrease in demand for their products, which in turn may lead to a decrease in the amount of natural gas they require for production. In addition, during periods of slow or little economic growth, energy conservation efforts often increase and the amount of uncollectible customer accounts increases. These factors may reduce earnings and cash flow.

Changes in the market price and transportation costs of natural gas could result in financial losses that would negatively impact our results of operations.

We are exposed to the impact of market fluctuations in the price and transportation costs of natural gas. We purchase and store gas for distribution later in the year. We also enter agreements to buy or sell gas at a fixed price. We may use such arrangements to protect profit margins on future obligations to deliver gas at a fixed price, or to attempt to protect against adverse effects of potential market price declines on future obligations to purchase gas at fixed prices. Further, we are exposed to losses in the event of nonperformance or nonpayment by the counterparties to our supply agreements, which could have a material adverse impact on our earnings for a given period.

Changes in current regulations, the regulatory environment, and events in the energy markets that are beyond our control may reduce our earnings and limit our access to capital markets.

As a result of the energy crisis in California during 2000 and 2001, the bankruptcy of some energy companies, and the volatility of natural gas prices in North America, companies in regulated and unregulated energy businesses have generally been under increased scrutiny by regulators, participants in the capital markets and debt rating agencies. In addition, the Financial Accounting Standards Board or the SEC may enact new accounting standards that could impact the way we are required to record revenue, expenses, assets and liabilities. In addition, state utility regulatory agencies could enact more stringent rules or standards with respect to rates, cost recovery, safety, construction, maintenance or other aspects of our operations. We cannot predict or control what effect proposed regulations, events in the energy markets or other future actions of regulatory agencies or others in response to such events may have on our earnings or access to the capital markets.

We acquired interests in our natural gas wells by quitclaim deed and cannot guarantee that we hold clear title to our interests or that our interests will not be challenged in the future.

We have an ownership interest in 160 natural gas producing wells in Montana, which provide our marketing and production operations a partial natural hedge when market prices of natural gas are greater than the cost of production. The gas production from these wells provided approximately 22% of the volume requirements for EWR’s Montana market for 2011. We acquired our interests in the wells in 2002 and 2003 by quitclaim deed conveying interests in certain oil and gas leases for the wells. Because the sellers conveyed their interests by quitclaim, we received no warranty or representation from them that they owned their interests free and clear from adverse claims by third parties or other title defects. We have no title insurance, guaranty or warranty for our interests in the wells. Further, the wells may be subject to prior, unregistered agreements, or transfers which have not been recorded.

Accordingly, we cannot guarantee that we hold clear title to our interests or that our interests will not be challenged in the future. If our interests were challenged, expenses for curative title work, litigation or other dispute resolution mechanisms may be incurred. Loss of our interests would reduce or eliminate our production operations and reduce or eliminate the partial natural hedge that our marketing and production subsidiary currently enjoys as a result of our production capabilities. For all of these reasons, a challenge to our ownership could negatively impact our earnings, profits and results of operations.

We are subject to numerous environmental laws and regulations that may increase our cost of operations, impact our business plans and expose us to environmental liabilities.

Environmental regulations that may affect our present and future operations include regulation of air emissions, water quality, wastewater discharges, solid waste and hazardous waste. These laws and regulations generally require us to obtain and comply with a wide variety of environmental licenses, permits, inspections and other approvals, and can result in increased capital expenditures and operating costs. Both public officials and private individuals may seek to enforce applicable environmental laws and regulations. We cannot predict the outcome (financial or operational) of any related litigation that may arise.

We may be a responsible party for environmental clean-up at sites identified by a regulatory body in the future. If that occurs, we cannot predict with certainty the amount and timing of all future expenditures related to environmental matters because of the difficulty of estimating clean-up costs. There is also uncertainty in quantifying liabilities under environmental laws that impose joint and several liabilities on all potentially responsible parties.

We cannot be sure that existing environmental regulations will not be revised or that new regulations intended to protect the environment will not be adopted or become applicable to us. Revised or additional regulations that result in increased compliance costs or additional operating restrictions could have a material adverse effect on our results of operations.

We have a net deferred tax asset of $13.3 million and we cannot guarantee that we will be able to generate sufficient future taxable income to realize a significant portion of this tax asset, which could lead to a write-down (or even a loss) of the net deferred tax asset and adversely affect our operating results and financial position.

We recorded a net deferred tax asset as the result of our acquisitions of Frontier Natural Gas and Bangor Gas Company in 2007. This tax asset was $13.3 million at December 31, 2011. We may continue to depreciate approximately $82.0 million of Frontier and Bangor’s capital assets using the useful lives and rates employed by those companies, resulting in future potential federal and state income tax benefits over a 20-year period using applicable federal and state income tax rates. Under Internal Revenue Code Section 382, our ability to recognize tax deductions as a result of this tax benefit will be limited during the first five years following the acquisitions.

Management will reevaluate the valuation allowance each year on completion of updated estimates of taxable income for future periods, and will reduce the deferred tax asset by the new valuation allowance if, based on the weight of available evidence, it is more likely than not that we will not realize some portion or all of the recognized deferred tax assets. In addition, we cannot guarantee that we will be able to generate sufficient future taxable income to realize the $13.3 million net deferred tax asset over the remaining useful life of the asset. A write down in the deferred tax asset or expiration of the asset before it is utilized would adversely affect our operating results and financial position.

Failure to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

Section 404 of the Sarbanes-Oxley Act of 2002 contains provisions requiring an annual assessment by management, as of the end of the fiscal year, of the effectiveness of internal control for financial reporting, as well as attestation and reporting by independent auditors on internal control over financial reporting as well as other control-related matters. Because we are currently a smaller reporting company, our independent auditors are not required to attest to our internal controls over financial reporting in accordance with the Dodd Frank Wall Street Reform and Consumer Protection Act. However, in part due to the increase in the number of shares of our stock in the public float as a result of this offering, auditor attestation may be required for the year ended December 31, 2012 and future years.

Compliance with Section 404 is both costly and challenging. Going forward, there is a risk that we will not be able to conclude that our internal control over financial reporting is effective as required by Section 404. Further, during the course of our testing we may identify deficiencies that we may not be able to remediate in time to meet the deadlines imposed under the Sarbanes-Oxley Act for compliance with Section 404. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our stock could be adversely affected.

Our actual results of operations could differ from estimates used to prepare our financial statements.

In preparing our financial statements in accordance with generally accepted accounting principles, our management often must make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses and related disclosures at the date of the financial statements and during the reporting period. Some of those judgments can be subjective and complex, and actual results could differ from those estimates. We consider the regulatory accounting policy to be our most critical because of the uncertainties, judgments, and complexities of the underlying accounting standards and operations involved. Regulatory accounting allows for the actions of regulators to be reflected in the financial statements. Their actions may cause us to capitalize costs that would otherwise be included as an expense in the current period by unregulated companies. If future recovery of costs ceases to be probable, the assets will be written off as a charge in current period earnings.

Risks Related to Our Acquisition Strategy

We face a variety of risks associated with acquiring and integrating new business operations.

The growth and success of our business will depend to a great extent on our ability to acquire new assets or business operations and to integrate the operations of businesses that we have recently acquired, including our Kentucky and propane operations, as well as those that we may acquire in the future, such as the proposed acquisition of John D. Oil and Gas Marketing Company. We cannot provide assurance that we will be able to:

•	identify suitable acquisition candidates or opportunities,

•	detect all actual and potential problems that may exist in the operations or financial condition of an acquisition candidate,

•	acquire assets or business operations on commercially acceptable terms,

•	effectively integrate the operations of any acquired assets or businesses with our existing operations,

•	manage effectively the combined operations of the acquired businesses,

•	achieve our operating and growth strategies with respect to the acquired assets or businesses,

•	reduce our overall selling, general, and administrative expenses associated with the acquired assets or businesses, or

•	comply with the internal control requirements of Section 404 as a result of an acquisition.

The integration of the management, personnel, operations, products, services, technologies, and facilities of any businesses that we have acquired or may acquire in the future could involve unforeseen difficulties. These difficulties could disrupt our ongoing businesses, distract our management and employees, and increase our expenses, which could have a material adverse affect on our business, financial condition, and operating results.

To the extent we are successful in making an acquisition, we may face a number of related risks.

Any acquisition may involve a number of risks, including the assumption of material liabilities, the terms and conditions of any state or federal regulatory approvals required for an acquisition, the diversion of management’s attention from the management of daily operations to the integration of acquired operations, difficulties in the integration and retention of employees and difficulties in the integration of different cultures and practices, as well as in the integration of broad and geographically dispersed personnel and operations. The failure to make and integrate acquisitions successfully could have an adverse effect on our ability to grow our business.

Subsequent to the consummation of an acquisition, we may be required to take write-downs or write-offs, restructuring and impairment charges or other charges that could have a significant negative impact on our financial condition, results of operations and our stock price.

There could be material issues present inside a particular target business that are not uncovered in the course of due diligence performed prior to the acquisition, and there could be factors outside of the target business and outside of our control that later arise. As a result of these factors, after an acquisition is completed, we may be forced to write-down or write-off assets, restructure our operations or incur impairment or other charges relating to an evaluation of goodwill and acquisition-related intangible assets that could result in our reporting losses. In some acquisitions, goodwill is a significant portion of the purchase price, increasing the losses we would incur if such write-downs or write-offs occurred. In addition, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis.

Future issuances of our common stock may dilute the interests of existing shareholders.

In connection with our acquisition strategy, we have issued shares of our common stock and expect to issuance additional shares of our common stock to finance acquisitions. We have entered into a non-binding term sheet to acquire JDOGM from Mr. Osborne. A portion of the purchase price would be paid in shares of our common stock valued at $2,875,000 and additional issuances of common stock based on the achievement of certain financial milestones by JDOGM. In addition we have agreed to purchase certain pipeline assets in Maine. A portion of the purchase price will be paid by the issuance of 210,951 shares of our common stock. For more information concerning these transactions, see “Recent Developments” on page 3. The issuance of any additional shares of common stock may result in economic dilution to our existing shareholders.

Risks Related to Our Common Stock

Our ability to pay dividends on our common stock is limited.

We cannot assure you that we will continue to pay dividends at our current monthly dividend rate or at all. In particular, our ability to pay dividends in the future will depend upon, among other things, our future earnings, cash requirements, state ring fencing provisions, and covenants under our existing credit facilities and any future credit agreements to which we may be a party. In addition, acquisitions funded by the issuance of our common stock increase the number of our shares outstanding and may make it more difficult to continue dividends at our current rate.

Like other small-cap companies, the price of our common stock can be volatile due to its relatively low trading volume, and sales of shares by our directors and officers could cause decreases in price.

As a smaller public company, our common stock typically has a lower trading volume than Fortune 500 companies and other larger public companies. As of December 31, 2011, our average daily volume for 2011 was 16,473 shares. This low trading volume may have a significant effect on the market price of our common stock. As of April 12, 2012, our directors and officers control 25.4% of our outstanding shares (15.6% following completion of this offering, including the over-allotment option granted to the underwriter), which contributes to our low public float, and sales by those individuals could be perceived unfavorably in the market and adversely affect the price of the Company’s common stock. Also, Mr. Osborne has pledged his stock to secure various debts. If a default occurs on one or more of these obligations, the pledgees may seek to sell Mr. Osborne’s shares, which could adversely affect our stock price. As a result of these factors, investors in the offering may be unable to resell these shares at prices for as much as they paid for them in this offering.

Our directors and officers own a significant interest in the Company and could limit new shareholders’ influence on corporate decisions.

Our directors and officers possess a significant influence on all matters submitted to a vote of our shareholders including the election of the members of our board. The interests of these shareholders may not always coincide with our corporate interests or the interests of other shareholders, and they may act in a manner with which you may not agree or that may not be in the best interests of our other shareholders. Also, this concentration of ownership may have the effect of preventing or discouraging transactions involving an actual or a potential change of control of the Company, regardless of whether a premium is offered over then current market prices.

The possible issuance of future series of preferred stock could adversely affect the holders of our common stock.

Pursuant to our articles of incorporation, our board of directors has the authority to fix the rights, preferences, privileges and restrictions of unissued preferred stock and to issue those shares without any further action or vote by the shareholders. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock that may be issued in the future. These adverse effects could include subordination to preferred shareholders in the payment of dividends and upon our liquidation and dissolution, and the use of preferred stock as an anti-takeover measure, which could impede a change in control that is otherwise in the interests of holders of our common stock.

Our charter documents and Ohio law, as well as certain utility laws and regulations, may discourage a third party from attempting to acquire us by means of a tender offer, proxy contest or otherwise, which could adversely affect the market price of our common shares.

Provisions of our articles of incorporation and code of regulations and state utility laws and regulations, including regulatory approval requirements, could make it more difficult for a third party to acquire us, even if doing so would be perceived to be beneficial to our shareholders. For example, our charter documents do not permit cumulative voting, allow the removal of directors only for cause, and establish certain advance notice procedures for nomination of candidates for election as directors and for shareholder proposals to be considered at shareholders’ meetings. Additionally, Ohio corporate law provides that certain notice and informational filings and special shareholder meeting and voting procedures must be followed prior to consummation of a proposed “control share acquisition” as defined in the Ohio Revised Code. Assuming compliance with the prescribed notice and information filings, a proposed control share acquisition may be made only if, at a special meeting of shareholders, the acquisition is approved by both a majority of our voting power represented at the meeting and a majority of the voting power remaining after excluding the combined voting of the “interested shares,” as defined in the Ohio Revised Code. Some takeover attempts may even be subject to approval by the Ohio Division of Securities or PUCO. The application of these provisions may inhibit a non-negotiated merger or other business combination, which, in turn, could adversely affect the market price of our common stock.

The value of our common stock may decline significantly if we do not maintain our listing on the NYSE Amex Equities stock exchange.

In addition to federal and state regulation of our utility operations and regulation by the SEC, we are subject to the listing requirements of NYSE Amex. NYSE Amex rules contain requirements with respect to corporate governance, communications with shareholders, the trading price of shares of our common stock, and various other matters. We believe we are in compliance with NYSE Amex listing requirements, but there can be no assurance that we will continue to meet those listing requirements in the future. If we fail to comply with listing requirements, NYSE Amex could de-list our stock. If our stock was de-listed from NYSE Amex, our shares would likely trade in the Over-The-Counter Bulletin Board, but the ability of our shareholders to sell our stock could be more difficult because smaller quantities of shares would likely be bought and sold, transactions could be delayed, and security analysts’ coverage of the Company may be reduced. Further, because of the additional regulatory burdens imposed upon broker-dealers with respect to de-listed companies, delisting could discourage broker-dealers from effecting transactions in our stock, further limiting the liquidity of our shares. These factors could have a material adverse effect on the trading price, liquidity, value and marketability of our stock.

Organization, Structure and Management Risks

Our credit facilities contain restrictive covenants that may reduce our flexibility and adversely affect our business, earnings, cash flow, liquidity and financial condition.

The terms of our credit facilities impose significant restrictions on our ability and, in some cases, the ability of our subsidiaries, to take a number of actions that we may otherwise desire to take, including:

•

requiring us to dedicate a substantial portion of our cash flow from operations to the payment of principal and interest on our indebtedness, thereby reducing the availability of cash flow for working capital, capital expenditures and other business activities,

•	requiring us to meet certain financial tests, which may affect our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate,

•	limiting our ability to sell assets, make investments or acquire assets of, or merge or consolidate with, other companies,

•	limiting our ability to repurchase or redeem our stock or enter into transactions with our shareholders or affiliates, and

•

limiting our ability to grant liens, incur additional indebtedness or contingent obligations or obtain additional financing for working capital, capital expenditures, acquisitions and general corporate and other activities.

In 2011, we failed to meet certain financial covenants contained in the note purchase agreements with Sun Life. Sun Life waived its rights and remedies of the breaches of these covenants and we modified the financial covenants related thereto. Pursuant to the amendments to the note purchase agreements, we have agreed to deliver an irrevocable standby letter of credit to Sun Life in the amount of $750,000 by May 31, 2012 to be drawn upon by Sun Life if and when any event of default has occurred and is continuing. These covenants place constraints on our business and may adversely affect our growth, business, earnings, cash flow, liquidity and financial condition. Our failure to comply with any of the financial covenants in the credit facilities may result in an event of default which, if not cured or waived, could result in the acceleration of the debt under the credit facilities or other agreements we may enter into from time to time that contain cross-acceleration or cross-default provisions. If this occurs, there can be no assurance that we would be able to refinance or otherwise repay such indebtedness, which could result in a material adverse effect on our business, earnings, cash flow, liquidity and financial condition.

Our primary assets are our operating subsidiaries, and there are limits on our ability to obtain revenue from those subsidiaries, which may limit our ability to pay dividends to shareholders.

We are a holding company with no direct operations and our principal assets are the equity securities of our subsidiary utilities. We rely on dividends from our subsidiaries for our cash flows, thus our ability to pay dividends to our shareholders and finance acquisitions depends on the ability of our subsidiaries to generate sufficient net income and cash flows to pay upstream dividends to us. Currently, as a result of covenants contained in the note purchase agreements with Sun Life, our Ohio subsidiaries are not able to distribute any funds to the holding company. The inability of our Ohio subsidiaries to distribute any funds to the holding company may impact our ability to pay dividends to our shareholders. Further, our subsidiaries are legally distinct from us, and although they are wholly-owned and controlled by us, our ability to obtain distributions from them by way of dividends, interest or other payments (including intercompany loans) is subject to restrictions imposed by their term loans and credit facilities (under which they are borrowers and we are a guarantor). For example:

•

We may cause our Maine, Montana, North Carolina and Wyoming, operating subsidiaries to pay a dividend only if the dividend, when combined with dividends over the previous five years, would not exceed 75% of their net income over those years,

•

We may cause our Ohio and Pennsylvania subsidiaries to distribute dividends to us only if the aggregate amount of all such dividends and any distributions, redemptions and repurchases for the fiscal year do not exceed 70% of the net income of the Ohio and Pennsylvania subsidiaries on a consolidated basis.

Additionally, as a condition to approving our holding company reorganization, the MPSC required that we stipulate to ring-fencing restrictions under which our Maine, Montana, North Carolina and Wyoming operating subsidiaries must meet certain notice and financial requirements prior to paying dividends that are above certain financial thresholds or irregularly timed. Similar ring-fencing provisions were recently approved by the WPSC as well.

These dividend restrictions, in addition to other financial covenants contained in the credit facilities and ring-fencing restrictions, place constraints on our business and may adversely affect our cash flow, liquidity and financial condition as well as our ability to finance acquisitions or pay dividends. Further, we may be required to comply with additional covenants. Failure to comply with financial covenants may result in the acceleration of the debt and foreclosure of our assets, which would have a material adverse effect on our business, earnings, cash flow, liquidity and financial condition. For further details on the financial covenants contained in the credit facilities, see “Restrictions on Payment of Dividends” on page 24 of our Annual Report on Form 10-K for the year ended December 31, 2011.

The Wyoming Public Service Commission has asserted jurisdiction over Gas Natural’s activities unexpectedly, which could hinder, delay or prevent us from pursuing acquisitions and other transactions that are important to our short term and long term financial condition and growth.

We obtained the approval of the WPSC for our holding company reorganization in October 2008, but subsequently in connection with our acquisition of the Ohio operations, the WPSC issued an order, affirmed on rehearing issued in November 2011, holding us subject to its general jurisdictions over public utilities. In December 2011, we timely filed a petition for review of the WPSC order in the Laramie County, Wyoming District Court. We have filed our brief and believe that we have identified a strong basis for the reviewing court to reverse this jurisdictional order.

Because the jurisdictional issue remains unresolved, we cannot predict whether or when the WPSC will assert jurisdiction over us in the future, including activities that take place at the holding company level. If the WPSC continues to assert jurisdiction over us with respect to any potential acquisition, refinancing of debt or other significant transaction and denies a request by us for exemption with respect to the transaction, it could delay, hinder or prevent us from completing the transaction, negatively impacting our financial condition, results of operations, and growth.

Our performance depends substantially on the performance of our executive officers and other key personnel and the ability of our management team to fully implement our business strategy.

The success of our business depends on our ability to attract, train, retain, and motivate quality personnel, especially highly qualified managerial personnel. Poor execution in the performance of our management team or the loss of services of key executive officers or personnel could impair our ability to successfully operate the Company and to acquire and integrate new business operations, either of which could have a material adverse effect on our business, results of operations and financial condition.

We have entered into a limited liability operating agreement with third parties to develop and operate oil, gas and mineral leasehold estates, which exposes us to the risk associated with oil, gas and mineral exploration as well as the risks inherent in relying upon third parties in business ventures and we may enter into similar agreements in the future.

We depend upon the performance of third party participants in endeavors such as Kykuit Resources, LLC, and their performance of their obligations to us are outside our control. If these parties do not meet or satisfy their obligations under these arrangements, the performance and success of endeavors such as Kykuit may be adversely affected. If third parties to operating agreements and similar agreements are unable to meet their obligations we may be forced to undertake the obligations ourselves or incur additional expenses in order to have some other party perform such obligations. We may also be required to enforce our rights that may cause disputes among third parties and us. If any of these events occur, they may adversely impact us, our financial performance and results of operations.

We have entered into various transactions in which some of our directors have a financial interest, and stockholders and potential investors in Gas Natural may not value these transactions in the same manner as our board.

We have entered into agreements and transactions in which our directors have a financial interest. For example, Richard M. Osborne, our chairman of the board and chief executive officer, owned nearly all of the stock of the Ohio companies we acquired in January 2010. The Ohio utilities are party to various leases, gas sales, transportation and metering agreements and other arrangements with entities owned and controlled by Mr. Osborne. The Ohio utilities are dependent upon pipelines owned by Mr. Osborne to transport gas to some of their customers. In the future we may enter into other additional related party transactions on a case by case basis. We have entered into a non-binding term sheet to acquire JDOGM from Mr. Osborne. The transaction is subject to completion of a definitive agreement and other customary terms and conditions, including approval by our shareholders and receipt of a fairness opinion from an independent investment banking firm that the transaction consideration is fair to shareholders from a financial point of view. For more information on our related party transactions, see “Certain Relationships and Related Party Transactions” on page 14 of the Form 10-K/A filed with the SEC on April 30, 2012.

SELLING SHAREHOLDER

We are registering 800,000 shares of our common stock for resale by Richard M. Osborne, as trustee of the Chowder Trust dated February 24, 2012. Mr. Osborne is our chairman and chief executive officer. The shares of our common stock are being registered to permit public secondary trading of the shares. All of the shares we are registering were acquired by Mr. Osborne in connection with our acquisition on January 5, 2010 of Northeast Ohio Natural Gas Corporation, Orwell Natural Gas Company and Brainard Gas Corp., natural gas distribution companies in Ohio.

The following table provides certain information with respect to Mr. Osborne, including his beneficial ownership of our common stock before and after this offering, and the percentage of shares of our common stock beneficially owned by him, assuming all of the shares covered by this prospectus are sold, including the over-allotment option granted to the underwriter. Mr. Osborne’s business address is 8500 Station Street, Suite 113, Mentor, Ohio 44060.

Selling Shareholder	Total Shares Owned Before the Offering	Number of Shares Offered Under this Prospectus	Number of Shares Owned Upon Completion of the Offering	Percent of Stock Owned Upon Completion of the Offering

Richard M. Osborne	1,991,911	800,000	1,191,911(1)	14.6%(2)

(1) Assumes all of the shares of our common stock covered by this prospectus are sold, including the over-allotment option granted to the underwriter.

(2) Based on 8,155,051 shares outstanding at March 21, 2012.

USE OF PROCEEDS

We will not receive any proceeds from the sale by Mr. Osborne of the shares of our common stock offered by this prospectus. All proceeds from the resale of the shares of our common stock offered through this prospectus will be for the account of Mr. Osborne.

DESCRIPTION OF CAPITAL STOCK

Our articles of incorporation provide that we are authorized to issue 15.0 million shares of common stock, par value $0.15 per share, and 1.5 million shares of preferred stock, par value $0.15 per share.

Common Stock

Voting Rights

The holders of our common stock are entitled to one vote per share on all matters to be voted upon by our shareholders, including the election of directors. Cumulative voting is not permitted in the election of directors.

Dividend Rights

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.

Liquidation Rights

In the event of our liquidation, dissolution, or winding up, our common shareholders will receive ratably any net assets that remain after the payment of all of our debts and other liabilities, subject to the senior rights of any preferred stock then outstanding.

Other

Our shares of common stock are not convertible into any other security and do not have any preemptive rights, conversion rights, redemption rights or sinking fund provisions. The rights, preferences and privileges, including voting rights, of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of preferred stock that the board may designate and issue in the future. There are currently no preferred shares outstanding. All of our outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

We are authorized to issue up to 1.5 million shares of preferred stock, in one or more series with such designations, relative rights, preferences, voting rights, limitations, dividend rates, redemption prices, liquidation prices, conversion rights, sinking or purchase fund rights, and other provisions as the board may fix or determine. Any series of preferred stock may have rights and privileges superior to those of common stock.

No shares of preferred stock have been issued to date, nor do we have any currently designated shares of preferred stock. We currently have no plans to issue any shares of preferred stock.

Anti-takeover Effects of Certain Provisions of Our Articles of Incorporation, Code of Regulations and the Ohio General Corporation Law

The provisions of our articles of incorporation and code of regulations and of Ohio law summarized below may have the effect of discouraging, delaying or preventing a hostile takeover, including one that might result in a premium being paid over the market price of our common stock, and discouraging, delaying or preventing changes in the control or management of our company.

Articles of Incorporation and Code of Regulations

No Cumulative Voting. Where cumulative voting is permitted in the election of directors, each share is entitled to as many votes as there are directors to be elected and each shareholder may cast all of its votes for a single director nominee or distribute them among two or more director nominees. Thus, cumulative voting makes it easier for a minority shareholder to elect a director. Our articles of incorporation deny shareholders the right to vote cumulatively.

Authorized But Unissued Shares. Our articles of incorporation permit the board to authorize the issuance of preferred stock, and to designate the rights and preferences of our preferred stock, without obtaining shareholder approval. One of the effects of undesignated preferred stock may be to enable the board to render more difficult or to discourage a third party’s attempt to obtain control of Gas Natural by means of a tender offer, proxy contest, merger, or otherwise. The issuance of shares of preferred stock also may discourage a party from making a bid for the common stock because the issuance may adversely affect the rights of the holders of common stock. For example, preferred stock that we issue may rank prior to the common stock as to dividend rights, liquidation preference, or both, may have special voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock.

Advance Notice Requirements for Shareholder Proposals and Director Nominations. Our code of regulations provides that shareholders seeking to bring business before, or nominate candidates for election as directors at, meetings of shareholders must provide timely notice to us in writing. To be timely for an annual meeting, a shareholder’s notice must be received at our principal office not less than 60 days nor more than 120 days prior to the first anniversary date of the previous year’s annual meeting. Our code of regulations also prescribes the information required in a shareholder’s notice. These provisions may preclude shareholders from bringing business before, or making nominations for directors at, meetings of shareholders.

Ohio Law

Merger Moratorium Statute. Chapter 1704 of the Ohio Revised Code known as the Merger Moratorium Statute, generally prohibits a wide range of business combinations and other transactions between a publicly-traded Ohio corporation and any person that owns shares representing at least 10% of the voting shares outstanding for three years after the person crosses the 10% threshold, unless prior to crossing the threshold:

•	the board approved for purposes of Chapter 1704 the acquisition that resulted in the interested shareholder crossing the 10% threshold; or

•	the board approved the business combination or other affected transaction.

The Merger Moratorium Statute was designed to prevent many of the self-dealing activities that often accompany highly leveraged acquisitions by preventing an interested shareholder from using the Ohio corporation or its assets or shares for its special benefit without prior board approval. In adopting this statute, Ohio intended to encourage potential acquirers to negotiate with the board of directors of any Ohio corporation to ensure that the shareholders receive fair and equitable consideration for their shares. However, because of the three year moratorium and the requirement for the approval of the business combination or other affected transaction even after the moratorium period, and the fact that the moratorium may not be lifted regardless of the amount of voting stock acquired and regardless of whether a significant percentage of the shareholders approve of the business combination or other transaction, the Merger Moratorium Statute could deter a potential acquirer from making a takeover offer, particularly a hostile offer.

Control Share Acquisition Statute. In addition to the Merger Moratorium Statute, Ohio has adopted Ohio Revised Code Section 1701.831, known as the Control Share Acquisition Statute. The Control Share Acquisition Statute requires shareholder approval of any acquisition, directly or indirectly, by any person, of shares that, together with shares already owned, would entitle the person to exercise more than 20%, 33% or 50% of the total voting shares outstanding. The control share acquisition must be approved in advance by the holders of:

•	at least a majority of the outstanding voting shares represented at a meeting at which a quorum is present; and

•

the holders of a majority of the portion of the voting shares outstanding represented at the meeting, excluding voting shares owned by the acquiring shareholder; owned by officers and employee-directors of the corporation; or that are acquired between the date of the first public disclosure of the proposed control share acquisition and the record date of the meeting to approve the proposed control share acquisition if the owner of such shares paid consideration that exceeds $250,000 or the number of shares acquired exceeds 0.5% of the voting shares outstanding.

The stated purpose of Ohio’s Control Share Acquisition Statute is to give shareholders of an Ohio public corporation a reasonable opportunity to express their views on a proposed shift in control and in that way to reduce the coercion inherent in an unfriendly takeover. However, because of the shareholder vote requirement and the potential difficulties in obtaining the required vote, the Control Share Acquisition Statute could deter a potential acquirer from making a takeover offer.

Ohio Natural Gas Utility Control Bid Statute. Another control bid statute (apart from the Control Share Acquisition Statute) applies only to hostile control bids for securities of natural gas companies or their parent holding companies. Section 4905.403 of the Ohio Revised Code, applies to any offer to purchase from an Ohio resident, by a tender offer or otherwise, equity securities of a natural gas company in Ohio that is a public utility, or equity securities of a holding company that controls such a gas company, if after the purchase the offeror would be the direct or indirect beneficial owner of over 10% of a class of equity securities of the gas company or parent holding company. Section 4905.403 only applies to hostile bids. It does not apply to acquisitions if the target company’s directors approved the acquisition before the bidder became the owner of more than 10% of any class of the target’s equity securities.

If a control bid is covered by the statute, the offeror must file the bid with the PUCO at the time it is made. Within three days of the filing, the PUCO must fix a time for a hearing on whether the acquisition will promote public convenience in Ohio and will result in adequate natural gas service in Ohio by the company at a reasonable rate. Within 20 days of the filing (or a later date agreed to by both the bidder and the target), the PUCO is to issue a public report on its findings. The statute does not permit the PUCO to suspend the control bid. Essentially the legislation requires companies to explain on the record how their hostile takeover bids would benefit Ohio consumers, businesses and communities. Section 4905.403 attempts to protect Ohio consumers through disclosure and public awareness of the control bid’s impact.

Other Provisions of Ohio Law. Section 1707.043 of the Ohio Revised Code provides a corporation, or in certain instances the shareholders of the corporation, a cause of action to recover profits realized under certain circumstances by persons who dispose of securities of the corporation within 18 months after proposing to acquire the corporation. Also, Section 1707.041 of the Ohio Revised Code imposes advance filing and notice requirements for tender offers for more than 10% of certain Ohio corporations.

UNDERWRITING

Janney Montgomery Scott LLC is the sole underwriter. Subject to the terms and conditions of the underwriting agreement dated                 , 2012, the underwriter has agreed to purchase, and the Selling Shareholder has agreed to sell to the underwriter, all of the 700,000 shares of our common stock offered by the Selling Shareholder at the public offering price less the underwriting discount of         % on the cover page of this prospectus.

	270.	270.
Underwriter	Number of Shares

Janney Montgomery Scott LLC

Total	700,000

The underwriting agreement provides that obligations of the underwriter to purchase the shares of common stock that are being offered are subject to the approval of certain legal matters by counsel to the underwriter and to certain other conditions. The underwriter is obligated to purchase all of the shares of common stock being offered by this prospectus (other than shares of common stock covered by the over-allotment option described below) if it purchases any of the shares of common stock.

The underwriter proposes to offer some of the shares of common stock to the public initially at the offering price per share shown on the cover page of this prospectus and may offer shares to certain dealers at such price less a concession not in excess of $     per share. The underwriter may allow, and such dealers may re-allow, a concession not in excess of $     per share to certain other dealers. After the public offering of the shares of common stock, the public offering price and the concessions may be changed by the underwriter.

The following table shows the per share and total underwriting discount to be paid to the underwriter by the Selling Shareholder. These amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase the over allotment shares:

	75.7	75.7	75.7	75.7
	Per Share		Total

	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment

Underwriting discounts and commissions	$	$	$	$

The expenses of the offering, including the non-accountable expense allowance equal to $100,000 to be paid to Janney Montgomery Scott LLC, will be approximately $    . The Company has agreed to pay for the expenses of the offering, other than the underwriting discount.

The Selling Shareholder has granted to the underwriter an option, exercisable for up to 30 days after the date of this prospectus, to purchase up to 100,000 additional shares of common stock, at the same price per share as the public offering price, less the underwriting discounts and commissions shown on the cover page of this prospectus. The underwriter may exercise such option in whole or in part only to cover over-allotments in the sale of shares of common stock offered by this prospectus. To the extent the underwriter exercises this option, the underwriter has a firm commitment, subject to certain conditions, to purchase all of the additional shares of common stock subject to such exercise.

In connection with this offering and in compliance with applicable securities laws, the underwriter may over-allot (i.e., sell more shares of common stock than is shown on the cover page of this prospectus) and may effect transactions that stabilize, maintain or otherwise affect the market price of the shares of common stock at levels above those which might otherwise prevail in the open market. Such transactions may include making short sales and placing bids for the shares of common stock or effecting purchases of the shares of common stock for the purpose of pegging, fixing or maintaining the price of the shares of common stock or for the purpose of reducing a short position created in connection with the offering. A short position may be covered by exercise of the over-allotment option described above in place of or in addition to open market purchases.

Additionally, the underwriter may engage in syndicate covering transactions, which involve purchases of shares of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out a covered short sale, the underwriter will consider, among other things, the open market price of shares compared with the price available under the over-allotment option.

The underwriter may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriter may also impose a penalty bid. Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member are purchased in a stabilizing transaction or syndicate covering transaction to cover syndicate short positions. The imposition of a penalty bid may have an effect on the price of the common stock to the extent that it may discourage re-sales of the shares of common stock.

We, the Selling Shareholder and the underwriter make no representation or prediction as to the direction or magnitude of any effect that these transactions may have on the price of the common stock. In addition, we, the Selling Shareholder and the underwriter make no representation that the underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

The underwriter does not intend to confirm sales of the common stock to any accounts over which it exercises discretionary authority.

The underwriting agreement provides that the Selling Shareholder and our directors and executive officers will agree not to, directly or indirectly, sell or otherwise dispose of any of our shares of common stock for a period of 90 days after the completion of this offering, without the prior written consent of Janney Montgomery Scott LLC. Together, this group owns, prior to the offering, 25.4% of the outstanding shares of common stock on April 12, 2012. We have also agreed to make no such sales during this period except in connection with the issuance of shares pursuant to our stock incentive plans for eligible employees, non-employee director stock plan, 401(k) plan and common share purchase and dividend reinvestment plan.

We and the Selling Shareholder have agreed to indemnify the underwriter against certain liabilities that may be incurred in connection with this offering, including liabilities under the Securities Act.

The underwriter and its affiliates may from time to time in the future provide investment banking and other services to us for which they are expected to receive customary fees and commissions.

The common shares are listed on the NYSE Amex Equities stock exchange under the symbol “EGAS.”

This prospectus in electronic format may be made available on the websites maintained by the underwriter, or selling group members, if any, participating in this offering and the underwriter may distribute this prospectus electronically. The underwriter may agree to allocate a number of shares for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriter and the underwriter will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on any of these websites and any other information contained on a website maintained by the underwriter is not part of this prospectus.

LEGAL MATTERS

Certain legal matters with respect to the shares of our common stock offered by this prospectus will be passed upon for us by Kohrman Jackson & Krantz P.L.L., Cleveland, Ohio. Certain legal matters will be passed upon for the underwriter by Taft Stettinius & Hollister LLP, Cleveland, Ohio.

EXPERTS

The consolidated financial statements and financial statement schedules as of and for the year ended December 31, 2011, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, were audited by ParenteBeard LLC, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and financial statement schedules as of and for the year ended December 31, 2010, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, were audited by Hein & Associates LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

This prospectus is part of a registration statement on Form S-3 filed by us with the SEC. This prospectus does not contain all of the information included in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC.

The SEC allows us to “incorporate by reference” certain documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below:

•	our Annual Report on Form 10-K for the year ended December 31, 2011 as filed on April 10, 2012 (File No. 001-34585),

•	our Form 10-K/A as filed on April 30, 2012 (File No. 001-34585),

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 as filed on May 14, 2012 (File No. 001-345857),

•	our Current Reports on Form 8-K filed on April 24, 2012 and June 5, 2012 (File No. 001-34585),

•

All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of our common stock hereunder, and

•

All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than any information pursuant to Item 2.02 or Item 7.01 of Form 8-K, after the date of the initial registration statement and prior to the effectiveness of the registration statement of which this prospectus forms a part shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date they are filed.

You may request copies of these filings, at no cost, by writing or calling us at:

Gas Natural Inc.

1 First Avenue South

Great Falls, Montana 59401

Attn: Kevin J. Degenstein, President and Chief Operating Officer

Telephone: (800) 570-5688

Our SEC filings are also available on our website at www.ewst.com. The other information on our website is not, and you must not consider the information to be, a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, D.C., 20549. You can request copies of these documents by contacting the SEC upon payment of fees prescribed by the SEC and paying a fee for the copying cost. Information on the operation of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov.

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not offer to sell any shares in any jurisdiction where it is unlawful. The information in this prospectus is current as of the respective dates of the documents containing the information.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses to be paid by Gas Natural Inc. in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. Mr. Osborne, as the selling security holder, will bear none of the following expenses:

SEC registration fee	$1,084
Legal fees and expenses	220,000
Accounting fees and expenses	45,000
Printing and mailing fees	8,000
Miscellaneous	—
Total	$274,084

Other than the SEC registration fee, all fees and expenses are estimated.

Item 15. Indemnification of Directors and Officers

Our articles of incorporation require us to indemnify our directors and officers to the greatest extent permitted by law, including advancement of funds reasonably required to defend actions against our directors and officers. Our articles require us to indemnify directors and officers whether or not they continue to hold office at the time they incur expenses or discharge liabilities.

Section 1701.13 of the Ohio General Corporation Law (the “OGCL”) provides circumstances in which it is permissible for Ohio corporations to indemnify their directors and officers. Because our articles require us to indemnify directors and officers to the maximum extent permissible under the law, we must provide indemnification if those circumstances exist. Those circumstances are as follows. First, directors and officers must have met a standard of conduct requiring that they acted:

•	in good faith,
•	with reasonable belief that their conduct was in our best interests (or when not acting in an official capacity, at least not opposed to our best interests), and
•	if the proceeding is criminal in nature, without reasonable cause to believe their conduct was unlawful.

Section 1701.13 provides limits and prohibitions on indemnification in derivative actions and other actions brought by or in the right of the corporation:

•	limited to reasonable expenses incurred (as opposed to damages owed by the director or officer for liability),
•	prohibited if the director or officer was adjudged liable to us (unless the court determines, in view of all the circumstances, that the person is fairly and reasonably entitled to indemnity), and
•	prohibited with respect to directors if the only liability asserted against the director is for loans or dividends or distributions that are contrary to law or the articles of incorporation.

Finally, our determination that indemnification is proper under these requirements must be made by a majority vote of a quorum of directors who are not party to the proceeding (or a committee of directors if a quorum cannot be obtained), special legal counsel or a shareholder vote (in which case shares held by the director in question may not be voted).

Also, Ohio law and our articles require us to advance reasonable expenses incurred by directors and officers who are parties to proceedings if certain conditions are met. First, the director or officer must furnish to us a written affirmation that he or she believes, in good faith, that he or she met the required standard of conduct and if ultimately found not to have met the standard of conduct will repay the advancement. Second, we must determine (with the facts then known) that indemnification would not be precluded because of a failure to meet the standard of conduct required for indemnification and that indemnification is not otherwise precluded under the OGCL. The OGCL precludes indemnification of a director where the only allegations against the director are for loans or dividends or distributions that are contrary to law or the articles of incorporation. Third, our articles do not require that we advance expenses to an officer in a proceeding by the Company on its own behalf. Additionally, our determination to advance expenses must be made in the same manner as our determination that indemnification is permissible; that is, it must be made by a quorum of disinterested directors, special legal counsel or shareholders.

The OGCL also provides circumstances in which it is mandatory that we indemnify our directors and officers for reasonable expenses incurred in connection with a proceeding regardless of any contrary provision of our articles or other governing documents. Where directors or officers are wholly successful on the merits or otherwise, indemnification for reasonable expenses incurred is required.

Item 16. Exhibits

The exhibits to the registration statement required by Item 601 of Regulation S-K are listed in the exhibit index on page II-5.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the “Securities Act”), each filing of registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus required to be filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430(A), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mentor, State of Ohio, on June 12, 2012.

GAS NATURAL INC.

By:	/s/ Thomas J. Smith
Thomas J. Smith
Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard M. Osborne* Richard M. Osborne	Chief Executive Officer, Chairman of the Board and Director (Principal Executive Officer)	June 12, 2012

/s/ Kevin J. Degenstein* Kevin J. Degenstein	Chief Operating Officer and President	June 12, 2012

/s/ Thomas J. Smith Thomas J. Smith	Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	June 12, 2012

/s/ W.E. Argo* W.E. Argo	Director	June 12, 2012

/s/ Wade F. Brooksby* Wade F. Brooksby	Director	June 12, 2012

/s/ Nicholas U. Fedeli* Nicholas U. Fedeli	Director	June 12, 2012

/s/ John R. Male* John R. Male	Director	June 12, 2012

/s/ Gregory J. Osborne* Gregory J. Osborne	Director	June 12, 2012

*By:	/s/ Thomas J. Smith
Thomas J. Smith Attorney-In-Fact

EXHIBIT INDEX

Exhibit Number	Description

1.1	Form of Underwriting Agreement, by and among Janney Montgomery Scott LLC, Gas Natural Inc. and Richard M. Osborne, Trustee.

5.1*	Form of Opinion of Kohrman Jackson & Krantz P.L.L.

23.1	Consent of Hein & Associates LLP

23.2	Consent of ParenteBeard LLC

23.3*	Consent of Kohrman Jackson & Krantz P.L.L. (included in Exhibit 5.1)

24*	Power of Attorney (included on the signature page hereto)

*Previously filed